UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report: February 20, 2015

(Date of earliest event reported)

CAFEPRESS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35468	94-3342816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

6901 A Riverport Drive, Louisville, Kentucky 40258

(Address of principal executive offices, including zip code)

(502) 995-2258

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2015, CafePress Inc. (the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Logo Sportswear Inc. (“Logo Sportswear”), pursuant to which the Company will sell, following satisfaction or waiver of applicable conditions to closing, its businesses that engage in providing personalized apparel and merchandise for groups and organizations through its e-commerce websites (or, the “Business”).

Pursuant to the Asset Purchase Agreement, the Company expects to receive proceeds of up to approximately $10.3 million, subject to purchase price adjustments and amounts held in escrow for the Company’s indemnification obligations. The Asset Purchase Agreement also contains customary representations, warranties and covenants of the Company, including covenants related to the operation of the Business between signing and closing, customary indemnification obligations and certain non-solicitation and non-competition covenants.

In connection with the sale of the Business, the Company will also be entering into a transition services agreement and referral agreement with Logo Sportswear at closing. The transaction is not subject to a financing condition and does not require a vote of the Company’s stockholders. There is no material relationship between the Company and Logo Sportswear Inc. other than in respect of the Asset Purchase Agreement.

Item 7.01 Regulation FD Disclosure.

On February 20, 2015, the Company issued a press release announcing the Company’s entry into the Asset Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto. The information in this Form 8-K under Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific referencing in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of CafePress Inc. dated February 20, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 20, 2015	CafePress Inc.

	By:	/s/ Garett Jackson
Garett Jackson
Chief Financial Officer